Exhibit 99.3

Press Release	Source: ZIOPHARM Oncology, Inc

ZIOPHARM, Inc. and EasyWeb, Inc. Merge to Form ZIOPHARM Oncology, Inc.

Thursday September 15, 8:00 am ET

NEW YORK and ENGLEWOOD, Colo.--(BUSINESS WIRE)--Sept. 15, 2005--ZIOPHARM, Inc. (private) and EasyWeb, Inc. (OTC Bulletin Board: ESWB.OB - News) today announced that they have completed the previously announced merger of the two companies. The Company's common stock trades on the OTC Bulletin Board under the symbol "ESWB.OB" until a new ticker symbol has been issued and announced. In connection with the merger, the combined company has changed its name to ZIOPHARM Oncology, Inc.

Jonathan Lewis, M.D., Ph.D. will serve as Chief Executive Officer and as a Board member of ZIOPHARM Oncology, Inc. along with the remainder of the former Board of Directors of ZIOPHARM, Inc.

"Given our stage of development with two products in phase I trials, it is the appropriate time for the company to be public," commented Dr. Lewis. "We are excited to leverage the strength of the new public company for continued development of our current pipeline and for in-licensing additional product candidates."

The Company is currently in U.S. phase I studies for two product candidates known as ZIO-101 and ZIO-201.

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ZIO-101, subject of an issued U.S. patent and applications internationally, is the first of a new class of organic arsenicals that are potentially safer and more active for cancer treatment than approved inorganic arsenicals. The Company initiated phase I studies in adults with diverse hematologic cancers in April 2005, and a parallel phase I study in adults and children with solid tumors in May 2005. The Company is planning for an additional phase I/II trial in patients with advanced myeloma.

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ZIO-201, subject of U.S. and international patent applications, is a proprietary formulation of isophosphoramide mustard, the active metabolite of ifosfamide. Ifosfamide is an alkylating drug used to treat diverse cancers including testicular cancer, bone and soft-tissue sarcoma, cervical, breast and lung cancers. A phase I clinical trial is being conducted at two centers in patients with advanced cancers. The Company expects this trial to be followed by a targeted phase I/II study in persons with advanced sarcoma. The Company is also planning a phase I study in sarcoma and lymphoma with a modified dosing schedule and a phase II study in pediatric sarcoma.

"With early indications of safety and activity in our phase I studies, we continue to progress confidently toward pivotal trials for both ZIO-101 and ZIO-201 in early 2007," said Dr. Lewis. "We estimate that the market potential of these two products together at peak year sales could approach $800 million, and we look forward to the challenge and rewards of being a publicly traded biopharmaceutical company."

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company seeking to acquire, develop and commercialize a diverse, risk-sensitive portfolio of in-licensed cancer drugs that address unmet medical needs. Currently, the Company is in U.S. phase I studies for its two product candidates, ZIO-101 and ZIO-201. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and the Company's reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contact:
ZIOPHARM Oncology, Inc.
Kelly Luethje, 617-259-1975
Manager, Investor Relations/Communication

Source: ZIOPHARM Oncology, Inc.